FORM 3
                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION          _____________________
                 WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                     |_____________________|
                  INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
           BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                     |   SEPTEMBER 30, 1998|
       Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,            |BURDEN HOURS         |
        Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
          Holding Company Act of 1935                |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person

      Banco Espirito Santo de Investimento, S.A.
     _______________________________________________________________________
        (Last)                      (First)                    (Middle)

      Rua Tierno Galvan, Torre 3
     _______________________________________________________________________
                                   (Street)

      14 andar      1099-028        Lisboa, Portugal
     _______________________________________________________________________
        (City)                      (State)                      (Zip)
 ___________________________________________________________________________
 2.  Date of Event Requiring Statement (Month/Day/Year)
      6/29/99
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)
      501-385-932
 ___________________________________________________________________________
 4.  Issuer Name and Ticker or Trading Symbol
      FiNET.COM, INC.     "FNCM"
 ___________________________________________________________________________
 5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     (  ) Director
     (X ) 10% Owner
     (  ) Officer (give title below)
     (  ) Other (specify title below)
      _____________________________________
 ___________________________________________________________________________
 6.  If Amendment, Date of Original (Month/Day/Year)

 ___________________________________________________________________________
 7.  Individual or Joint/Group Filing (Check Applicable Line)
     ___Form filed by One Reporting Person
      X Form filed by More than One Reporting Person

 ===========================================================================
 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ___________________________________________________________________________
 |1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
 |   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
 |                    |   Beneficially|   (D) or      |   Beneficial       |
 |                    |   Owned       |   Indirect (I)|   Ownership        |
 |                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
 |____________________|_______________|_______________|____________________|

 [TYPE ENTRIES HERE]

 Common Stock             2,736,076           D         N.A.

 Common Stock             2,442,159           I         By Banco Espirito
                                                             Santo E
                                                             Comercial de
                                                             Lisboa, S.A.

 Common Stock             2,666,666           I         By ESAF - Espirito
                                                             Santo Fundos
                                                             de Pensoes, S.A.

 Common Stock               871,893           I         By Espirito Santo
                                                             Dealer, S.A.

 Common Stock               514,139           I         By Espirito Santo
                                                             Financial Group,
                                                             S.A.
 ===========================================================================
 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)
    Warrant
 ___________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)

            Immediately                               December 23, 2003
       __________________________                   ____________________
          Date Exercisable                            Expiration Date
 ___________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

               Common Stock                            1,949,867
          ______________________               __________________________
                Title                          Amount or Number of Shares
 ___________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security
                     $1.25 per share of Common Stock
 ___________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
    (Instr. 5)
                     D
 ___________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)
                     N.A.
 ===========================================================================
 EXPLANATION OF RESPONSES:


 BANCO ESPIRITO SANTO DE INVESTIMENTO, S.A.


   By:  /s/ Diogo Luis Ramos de Abreu                   July 26, 1999
      ___________________________________             _________________
      NAME:   Diogo Luis Ramos de Abreu                     DATE
      TITLE:  Managing Director
 **  SIGNATURE OF REPORTING PERSON

 See Attached Signature Page for other Reporting Persons

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.


   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
 ===========================================================================


 Designated Filer:   Banco Espirito Santo de Investimento, S.A
                     Rua Tierno Galvan, Torre 3, 14 andar, 1099-028
                     Lisboa, Portugal

 Date of Event Requiring Statement (Month/Day/Year):  6/29/99

 Issuer Name and Ticker or Trading Symbol:    FiNET.COM, INC.     "FNCM"
 ___________________________________________________________________________

 ADDITIONAL REPORTING PERSONS:

                                   I.R.S.
                               Identification
      Name                         Number                   Address
      ----                     --------------               -------
 Banco Espirito Santo E         500-852-367           Avenida da Liberdade,
 Comercial de Lisboa, S.A.                            nr. 195, 1250 - 142
                                                      Lisboa, Portugal

 ESAF - Espirito Santo          502-253-169           Avenida Alvares
 Fundos de Pensoes, S.A.                              Cabral, nr. 41
                                                      Lisboa, Portugal

 Espirito Santo Dealer, S.A.    502-271-604           Rua Tierno Galvan,
                                                      Torre 3, 11 andar,
                                                      Lisboa, Portugal

 Espirito Santo Financial       R.C.B. Nr. 22-232     231 Val de Bons
 Group, S.A.                                          Malades, L - 2121
                                                      Luxembourg-Kirchberg


 Designated Filer:   Banco Espirito Santo de Investimento, S.A
                     Rua Tierno Galvan, Torre 3, 14 andar, 1099-028
                     Lisboa, Portugal

 Date of Event Requiring Statement (Month/Day/Year):  6/29/99

 Issuer Name and Ticker or Trading Symbol:    FiNET.COM, INC.     "FNCM"
 ___________________________________________________________________________

                           SIGNATURE PAGE


 BANCO ESPIRITO SANTO E COMERCIAL DE LISBOA, S.A.


   By:   /s/ Fernando Quintais Lopes                      July 28, 1999
      _______________________________________           ________________
      NAME:   Fernando Quintais Lopes                         DATE
      TITLE:  Secretary of the Company
 **  SIGNATURE OF REPORTING PERSON




 ESAF ESPIRITO SANTO FUNDOS DE PENSOES, S.A.


   By:   /s/ Rui Vilas                                   July 29, 1999
      _______________________________________           ________________
      NAME:   Rui Vilas                                      DATE
      TITLE:  Head of Investments


  By:  /s/ Joao Pina Pereira                             July 29, 1999
     ---------------------------------------            _________________
     NAME:   Joao Pina Pereira                               DATE
     TITLE:  Fund Manager
 **  SIGNATURE OF REPORTING PERSON




 ESPIRITO SANTO DEALER, S.A.


   By:   /s/ Luis Ricciardi                               July 29, 1999
      _______________________________________           ________________
      NAME:   Luis Ricciardi                                  DATE
      TITLE:  Member of the Board of
                 Directors
 **  SIGNATURE OF REPORTING PERSON




 ESPIRITO SANTO FINANCIAL GROUP, S.A.


   By:   /s/ Teresa De Souza                              July 26, 1999
      _______________________________________           ________________
      NAME:   Teresa De Souza                                 DATE
      TITLE:  Secretary of the Company
 **  SIGNATURE OF REPORTING PERSON